                                                                 Execution Copy









                                ACQUISITION AGREEMENT





                             DATED AS OF AUGUST 15, 1997



                                        AMONG



                                TRAMMELL CROW COMPANY


                         TRAMMELL CROW RETAIL SERVICES, INC.


                                  DOPPELT & COMPANY


                                         AND


                                  JEFFREY J. DOPPELT

                                  TABLE OF CONTENTS


                                                                           Page

Section 1.  Defined Terms. . . . . . . . . . . . . . . . . . . . . . . . . .  1
         1.1  Definitions. . . . . . . . . . . . . . . . . . . . . . . . . .  1

Section 2.  Purchase and Sale. . . . . . . . . . . . . . . . . . . . . . . .  5
         2.1  Purchase of Transferred Assets . . . . . . . . . . . . . . . .  5
         2.2  Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
         2.3  Further Assurances . . . . . . . . . . . . . . . . . . . . . .  5
         2.4  Post-Closing Adjustment. . . . . . . . . . . . . . . . . . . .  5

Section 3.  Representations and Warranties of Shareholder and the Company. .  5
         3.1  Organization . . . . . . . . . . . . . . . . . . . . . . . . .  5
         3.2  Power and Authority. . . . . . . . . . . . . . . . . . . . . .  6
         3.3  Consents and Approvals . . . . . . . . . . . . . . . . . . . .  6
         3.4  No Violations. . . . . . . . . . . . . . . . . . . . . . . . .  6
         3.5  Reserved . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
         3.6  Financial Statements . . . . . . . . . . . . . . . . . . . . .  6
         3.7  Interim Changes. . . . . . . . . . . . . . . . . . . . . . . .  6
         3.8  Real Property. . . . . . . . . . . . . . . . . . . . . . . . .  7
         3.9  Personal Property. . . . . . . . . . . . . . . . . . . . . . .  8
         3.10 Intellectual Property. . . . . . . . . . . . . . . . . . . . .  8
         3.11 Contracts. . . . . . . . . . . . . . . . . . . . . . . . . . .  8
         3.12 Litigation . . . . . . . . . . . . . . . . . . . . . . . . . .  9
         3.13 Compliance with Laws . . . . . . . . . . . . . . . . . . . . .  9
         3.14 Labor Matters. . . . . . . . . . . . . . . . . . . . . . . . .  9
         3.15 Client Relationships.. . . . . . . . . . . . . . . . . . . . .  9
         3.16 Tax Matters. . . . . . . . . . . . . . . . . . . . . . . . . .  9
         3.17 Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . 10
         3.18 Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . 11
         3.19 Affiliate Interests. . . . . . . . . . . . . . . . . . . . . . 11
         3.20 Fees, Commissions and Expenses . . . . . . . . . . . . . . . . 11
         3.21 Investment Intent. . . . . . . . . . . . . . . . . . . . . . . 11
         3.22 No Other Representations or Warranties . . . . . . . . . . . . 11

Section 4.   Representations and Warranties of Buyer . . . . . . . . . . . . 12
         4.1  Organization . . . . . . . . . . . . . . . . . . . . . . . . . 12
         4.2  Power and Authority. . . . . . . . . . . . . . . . . . . . . . 12
         4.3  Consents and Approvals . . . . . . . . . . . . . . . . . . . . 12
         4.4  No Violations. . . . . . . . . . . . . . . . . . . . . . . . . 12
         4.5  Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . 12
         4.6  Fees, Commissions and Expenses . . . . . . . . . . . . . . . . 13


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Section 5.  Covenants of the Parties . . . . . . . . . . . . . . . . . . . . 13
         5.1  Conduct of Business. . . . . . . . . . . . . . . . . . . . . . 13
         5.2  Access to Information. . . . . . . . . . . . . . . . . . . . . 14
         5.3  Efforts to Consummate Transaction. . . . . . . . . . . . . . . 14
         5.4  No Solicitation. . . . . . . . . . . . . . . . . . . . . . . . 14
         5.5  Amendment of Disclosure Schedules. . . . . . . . . . . . . . . 15
         5.6  Certain Tax Matters. . . . . . . . . . . . . . . . . . . . . . 15

Section 6.  Closing Conditions . . . . . . . . . . . . . . . . . . . . . . . 15
         6.1  Obligation of Buyer and TCRS to Close. . . . . . . . . . . . . 15
         6.2  Obligation of Shareholder and the Company to Close . . . . . . 16
         6.3  Effect of Closing. . . . . . . . . . . . . . . . . . . . . . . 17

Section 7.  Indemnification. . . . . . . . . . . . . . . . . . . . . . . . . 17
         7.1  Indemnification. . . . . . . . . . . . . . . . . . . . . . . . 17
         7.2  Limitations of Indemnity . . . . . . . . . . . . . . . . . . . 18
         7.3  Procedure for Indemnification Claims . . . . . . . . . . . . . 18
         7.4  Exclusive Remedy . . . . . . . . . . . . . . . . . . . . . . . 19

Section 8.  Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . . . 19
         8.1  Termination. . . . . . . . . . . . . . . . . . . . . . . . . . 19
         8.2  Fees and Expenses. . . . . . . . . . . . . . . . . . . . . . . 20
         8.3  Publicity. . . . . . . . . . . . . . . . . . . . . . . . . . . 20
         8.4  Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . 20
         8.5  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
         8.6  Waivers and Amendments . . . . . . . . . . . . . . . . . . . . 21
         8.7  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . 21
         8.8  Governing Law; Severability. . . . . . . . . . . . . . . . . . 21
         8.9  Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . 22



                                      ii

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SCHEDULES

Schedule 1.1       Excluded Assets
Schedule 3.3       Consents and Approvals
Schedule 3.4       Violations
Schedule 3.5       Capitalization
Schedule 3.6       Historical Financials
Schedule 3.7       Interim Changes
Schedule 3.8       Real Property
Schedule 3.9       Personal Property/Accounts Receivable
Schedule 3.10      Intellectual Property
Schedule 3.11      Contracts
Schedule 3.12      Litigation
Schedule 3.13      Governmental Permits
Schedule 3.14      Labor Matters
Schedule 3.15      Client Billings and Collections
Schedule 3.16      Tax Matters
Schedule 3.17      Employee Benefit Matters
Schedule 3.18      Insurance
Schedule 3.19      Affiliate Interests


EXHIBITS

Exhibit A          Subordinated Promissory Note
Exhibit B          Employment Agreement
Exhibit C          Landlord's Consent and Estoppel Letter
Exhibit D          Opinion of Counsel for Sellers
Exhibit E          Bill of Sale
Exhibit F          Stockholders Agreement
Exhibit G          Option Agreement
Exhibit H          Allocation of Purchase Price
Exhibit I          Assignment and Assumption Agreements
Exhibit J          Opinion of Counsel for Buyers

                                ACQUISITION AGREEMENT


         AGREEMENT dated as of August 15, 1997 among (i) TRAMMELL CROW COMPANY, a Texas close corporation ("BUYER"), (ii) TRAMMELL CROW RETAIL SERVICES, INC., a Delaware corporation ("TCRS"), (iii) DOPPELT & COMPANY, an Ohio corporation (the "COMPANY"), and (iv) JEFFREY J. DOPPELT (the "SHAREHOLDER"), the sole stockholder of the Company.

         Shareholder owns 100% of the outstanding capital stock of the Company, an Ohio corporation engaged in the commercial real estate brokerage business (the "BUSINESS"). Shareholder and the Company desire to sell, assign and transfer, and Buyer desires to purchase and acquire through its wholly-owned subsidiary TCRS, substantially all the assets of the Company on the terms and conditions set forth herein.

         THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:


         SECTION 1.  DEFINED TERMS

         1.1 DEFINITIONS. For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

         "AFFILIATE" of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person and, in the case of an individual, includes members of such individual's immediate family. For purposes of this definition, "control" when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

         "AGREEMENT" means this Agreement and includes all of the schedules and exhibits annexed hereto.

         "ASSUMED LIABILITIES" means, collectively, (i) normal accruals for rent, utilities and other services required for normal operation of the Business subsequent to the Closing, (ii) executory obligations under Contracts entered into in the ordinary course of the Business set forth on Schedule 3.11, (iii) liabilities of the Company and Shareholder arising from the matters set forth on
Schedule 3.13 hereto to the extent (but only to the extent) that such liabilities are in excess of the aggregate amount for which the Company and Shareholder are responsible as set forth in clause (iii) of Section 7.2, and
(iv) other liabilities arising from the conduct of the Business by TCRS subsequent to the Closing Date.

         "BUSINESS" has the meaning set forth in the introduction to this Agreement.

         "BUSINESS DAY" means any day that is not a Saturday, Sunday or statutory holiday in the State of Colorado.

         "CLOSING" means the closing of the purchase and sale of the Transferred Assets contemplated by this Agreement.

         "CLOSING DATE" means August 22, 1997 or such other date as is mutually acceptable to Buyer and Shareholder.

         "CODE" means the Internal Revenue Code of 1986, as amended.

         "COMPANY" has the meaning set forth in the introduction to this Agreement.

         "COMPETING TRANSACTION" means any business combination or recapitalization involving the Company or any acquisition or purchase of all or a significant portion of the assets of, or any material equity interest in, the Company or any other similar transaction with respect to the Company involving any person or entity other than Buyer or its Affiliates.

         "CONTRACT" means any contract, lease, license or other agreement or binding commitment, whether or not in written form.

         "EMPLOYEE PLANS" means all employee benefit plans (as defined in Section 3(3) of ERISA) to which the Company is a party or is bound, with respect to which payments or contributions are required to be made by the Company, or in respect of which the Company may otherwise have any liability.

         "ENCUMBRANCES" means all liens, charges, security interests and similar rights of third parties with respect to property.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "EXCLUDED ASSETS" means all cash and cash-equivalents of the Company that are not pledged to or deposited with third parties to secure obligations related to the Business, all life insurance policies and the cash surrender value thereof, and Shareholder's personal office furnishings listed on Schedule
1.1 hereto.

         "GOVERNMENTAL PERMIT" means any franchise, consent, license, permit, authorization, approval or other operating authority issued by any governmental or regulatory body.

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         "HISTORICAL FINANCIALS" means the unaudited balance sheets and statements of income of the Company as of and for the fiscal years ended December 31, 1996 and 1995 and the six-month period ended June 30, 1997 (including the footnotes thereto) attached hereto as Schedule 3.6.

         "INDEMNIFIED PARTY" means a party entitled to indemnification pursuant to Section 7.

         "INDEMNIFYING PARTY" means a party liable for indemnification pursuant to Section 7.

         "LATEST BALANCE SHEET" means the balance sheet of the Company as of June 30, 1997 included in the Historical Financials.

         "LOSSES" means any and all out-of-pocket damages, costs, liabilities, losses (including consequential losses that are directly caused by the event or circumstance in question such as lost profits but excluding indirect consequential losses such as injury to reputation or lost opportunity), judgments, penalties, fines, expenses or other costs, including reasonable attorney's fees, incurred by an Indemnified Party, net of any insurance recoveries by, or Tax benefits to, the Indemnified Party associated therewith.

         "MATERIAL ADVERSE EFFECT" means a material adverse effect on either
(i) the business, assets, operations, financial condition or prospects of the Business, or (ii) Shareholder's or the Company's (as applicable) ability to consummate the transactions contemplated hereby; provided, however, that any event or circumstance that is reasonably likely to result in a Loss of $300,000 or more or a decrease in the annual EBITDA of the Business of $300,000 or more shall be deemed to constitute a Material Adverse Effect.

         "NOTE" means the Subordinated Promissory Note of Buyer in the principal amount of $6,000,000 in the form of Exhibit A hereto.

         "PERMITTED LIENS" means (i) Encumbrances and other exceptions to title that are disclosed on Schedule 3.9; (ii) liens for Taxes, fees, levies, duties or other governmental charges of any kind which are not yet delinquent or are being contested in good faith by appropriate proceedings which suspend the collection thereof; (iii) liens for mechanics, material, laborers, employees, suppliers or similar liens arising by operation of law for sums which are not yet delinquent or which are being contested in good faith by appropriate proceedings or with respect to which arrangements for payment and/or release have been made; and (iv) other Encumbrances that do not materially affect the value or marketability of title to the property subject thereto for the purposes for which it is currently held and do not in the aggregate materially interfere with the conduct of the Business.

         "PERSON" means any individual, partnership, corporation, association, joint stock company, trust, joint venture, unincorporated organization or governmental entity (or any department, agency or political subdivision thereof).

         "PROPRIETARY RIGHTS" has the meaning set forth in Section 3.10.

         "PURCHASE PRICE" means (i) cash consideration equal to $20,658,000,
(ii) the Note, (iii) the right to receive up to $2,000,000 of additional Purchase Price in the event future commission collections by TCRS from any source are in excess of $7,000,000, payable when and as such collections are received; provided, however, that such payment shall be subject to reduction to an amount determined by multiplying $2,000,000 by a fraction (not to exceed 1/1), the numerator of which is the amount of the Company's accounts receivable and leases in progress (defined as leases for which the Company has acted as a broker or co-broker that have been executed by landlord and tenant prior to the Closing Date but with respect to which a commission is not yet payable) listed on Schedule 3.9 that are collected by TCRS prior to the 24-month anniversary of the Closing and the denominator of which is $3,775,000 less the amount of such listed receivables that are not collected due to default by the developer of the project in question, and (iv) the assumption by TCRS and Buyer of the Assumed Liabilities.

         "TAX" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (pursuant to Section 59A of the Code or otherwise), custom duties, capital stock, franchise, employee's income withholding, foreign withholding, social security (or its equivalent), unemployment, disability, real property, personal property, sales, use, transfer, value added, registration, alternative or add-on minimum, estimated or other tax, including any interest, penalties or additions to tax in respect of the foregoing, whether disputed or not, and any obligation to indemnify, assume or succeed to the liability of any other person in respect of the foregoing, and the term "TAX LIABILITY" shall mean any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due) with respect to Taxes.

         "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "THIRD PARTY CLAIM" means a claim or demand made by any person or corporation (other than an Indemnified Party) or any governmental authority or other third party against an Indemnified Party.

         "TRANSFERRED ASSETS" means all the Company's assets, properties and rights of every nature (other than the Excluded Assets) including but not limited to (i) all the Company's accounts receivable, including the accounts receivable set forth on Schedule 3.9, (ii) all the Company's tangible assets, including the assets set forth on Schedule 3.9, (iii) all the Company's intangible assets and Proprietary Rights, including the "Doppelt" name and all goodwill associated with the Business, and (iv) all the Company's rights pursuant to Contracts and Governmental Permits, to the extent such Contracts and Governmental Permits are transferable.


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

         SECTION 2.  PURCHASE AND SALE

         2.1 PURCHASE OF TRANSFERRED ASSETS. Subject to the terms and conditions set forth in this Agreement, at the Closing, TCRS shall purchase from the Company, and the Company shall sell, transfer, deliver and assign to TCRS, all right, title and interest in and to the Transferred Assets, free and clear of all Encumbrances other than Permitted Liens.

         2.2 CLOSING. The Closing shall take place on the Closing Date at the offices of Kahn, Kleinman, Yanowitz & Arnson in Cleveland, Ohio at 10:00 A.M. local time, or at such other place or at such other time as Buyer and Shareholder shall agree. At the Closing, (i) TCRS shall deliver to the Company or Shareholder, as applicable (x) the cash portion of the Purchase Price and the $2.0 million payment due pursuant to the Employment Agreement by wire transfer of immediately available funds and (y) the Note, and (ii) the Company shall deliver to TCRS a Bill of Sale in the form of Exhibit E hereto and such other instruments of assignment as may be required to transfer the Transferred Assets, free and clear of all Encumbrances other than Permitted Liens.

         2.3 FURTHER ASSURANCES. From time to time after the Closing, the Company and Shareholder will execute and deliver to TCRS such instruments of sale, transfer, conveyance, assignment and delivery, and such consents, assurances, powers of attorney and other instruments, as may be reasonably requested by TCRS or its counsel in order to vest in TCRS all right, title and interest in and to the Transferred Assets and otherwise in order to carry out the purpose and intent of this Agreement.

         2.4 POST-CLOSING ADJUSTMENT. Within thirty (30) days following the Closing, the parties will agree upon an appropriate proration of rent, utilities and similar charges associated with the Business for the month of August 1997 and a proration of the Company's credits for 1997 in favor of OfficeMax and HomePlace, which proration in the case of such credits shall be based upon the portion thereof attributable to collections with respect to such accounts prior to Closing. The net amount resulting from such prorations shall be payable by the appropriate party within ten (10) days after such determination.


         SECTION 3.  REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER AND THE
COMPANY

         Shareholder and the Company hereby jointly and severally represent and warrant to Buyer and TCRS as follows:

         3.1 ORGANIZATION. The Company is a corporation duly organized and existing in good standing under the laws of the State of Ohio with full corporate power and authority to own its properties and to carry on the Business. The Company is qualified to do business as a foreign corporation in good standing in the State of California. The Company has no offices in any states other than Ohio and California and has received no written claims or notices from any other jurisdiction that the Company may be required to qualify in, or may otherwise be subject to taxation in, such other jurisdiction. The Company has no subsidiaries and has no equity or other ownership interest in any other entity or business enterprise.

         3.2 POWER AND AUTHORITY. Each of Shareholder and the Company has all requisite power and authority to enter into this Agreement and to assume and perform fully their obligations hereunder. This Agreement has been duly authorized by all necessary corporate action on the part of the Company.
This Agreement has been duly executed by Shareholder and the Company and is a valid and binding obligation of Shareholder and the Company enforceable against Shareholder and the Company in accordance with its terms, subject only to applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally.

         3.3 CONSENTS AND APPROVALS. Except as set forth on Schedule 3.3, no filings with, notices to, or approvals of any governmental or regulatory body are required to be obtained or made by Shareholder or the Company in connection with the consummation of the transactions contemplated hereby.

         3.4 NO VIOLATIONS. The execution and delivery of this Agreement and the performance by Shareholder and the Company of their obligations hereunder (i) do not and will not conflict with or violate any provision of the articles of incorporation or code of regulations (or similar organizational documents) of the Company and (ii) except as set forth on
Schedule 3.4 or except for such of the following as, individually or in the aggregate, would not have a Material Adverse Effect, do not and will not (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default under, (c) result in the creation of any Encumbrance upon the capital stock or assets of the Company pursuant to, (d) give any third party the right to modify, terminate or accelerate any obligation under, (e) result in a violation of, or (f) require any authorization, consent, approval, exemption or other action by or notice to any court or administrative or governmental body or other third party pursuant to, any law, statute, rule or regulation or any agreement, instrument, order, judgment or decree to which the Company is subject or by which any of its assets are bound.

         3.5  RESERVED.

         3.6 FINANCIAL STATEMENTS. The Historical Financials have been prepared in accordance with the Company's historical cash basis accounting practices in compliance with tax accounting requirements consistently applied and are accurate in all material respects consistent with such requirements. To Shareholder's actual knowledge, there is no liability or obligation associated with the Business for which Buyer or TCRS will be liable following the Closing other than the Assumed Liabilities.

         3.7 INTERIM CHANGES. Except as set forth on Schedule 3.7, since the date of the Latest Balance Sheet there have not been:

              (a) any changes in the financial condition, assets, liabilities, personnel or operations of the Business or in the Company's relationships with clients or others with whom it has business dealings, other than changes which individually or in the aggregate do not have a Material Adverse Effect;

              (b) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the Transferred Assets or the Business;

              (c) any increase in the compensation or benefits paid or to become payable to any officers of the Company or any increase in the compensation or benefits payable to non-officer employees of the Company other than in the ordinary course of business;

              (d) any transfer, lease, license or other disposition of assets of the Company other than Excluded Assets;

              (e) any incurrence of indebtedness for borrowed money or any Encumbrances placed on any of the assets of the Company other than non-consensual Permitted Liens;

              (f) any amendment or termination of any material lease, contract, license or other agreement relating to the Business or any waiver of material claims or rights of the Company against third parties;

              (g) any material change in the collection, payment or credit experience or practices of the Business or in the accounting practices, procedures or methods of the Company;

              (h) any material agreement, arrangement or transaction between the Company and Shareholder or any Affiliate of Shareholder;

              (i) any other transaction (whether or not in the ordinary course of business) that, individually or in the aggregate, could have a Material Adverse Effect; or

              (j)  any commitment with respect to any of the foregoing.

         3.8  REAL PROPERTY.

              (a) The Company owns no real property. Schedule 3.8 sets forth a complete and correct list of all real properties or premises that are leased in whole or in part by the Company, which properties constitute all the real properties utilized in connection with the Business. Complete and correct copies of all leases, guarantees of lease and other documents concerning such real property have been made available to Buyer.

              (b) Each lease of premises utilized by the Company in connection with the Business is legal, valid and binding in all material respects, as between the Company and the other party or parties thereto, and the Company is a tenant or possessor in good standing thereunder, free of any material default or breach and quietly enjoys the premises provided for therein.

              (c) Except as set forth on Schedule 3.8 (i) the Company has all required legal or governmental approvals for each of the properties and premises used or occupied by it, other than any such approvals the absence of which, individually or in the aggregate, would not have a Material Adverse Effect; (ii) each of such premises and properties is zoned for the purposes for which such premises or properties are currently being used; and

(iii) no material portion of such premises or properties has been condemned or otherwise taken by any public authority, and to Shareholder's knowledge no such condemnation or taking is threatened or contemplated by any public authority.

         3.9 PERSONAL PROPERTY. The Company has good and marketable title to its assets, free and clear of all Encumbrances other than Permitted Liens.
Schedule 3.9 sets forth a complete listing of the Company's depreciable assets and a list of accounts receivable and leases in progress of the Company as of the date hereof. All of such accounts receivable and leases in progress represent bona fide obligations arising in the ordinary course of the Business and, except as set forth on Schedule 3.9, Shareholder has no knowledge that such receivables are not fully collectible or that such leases in progress will not be completed in the ordinary course. The Transferred Assets constitute all of the assets, properties and other rights used in the conduct of the Business.

         3.10 INTELLECTUAL PROPERTY. Schedule 3.10 sets forth a complete and correct list of all trademarks, trade names and other proprietary rights owned or used by the Company in connection with the Business (collectively, the "PROPRIETARY RIGHTS"). Except as set forth on Schedule 3.10, (a) the Company owns and possesses all right, title and interest in and to, or has a written and enforceable license to use, all of such Proprietary Rights free and clear of all Encumbrances (other than Permitted Liens); (b) the Company has received no notice of any claim by any third party contesting the validity, enforceability, use or ownership of any Proprietary Rights nor to Shareholder's knowledge is any such claim threatened; (c) the Company has not infringed, misappropriated or otherwise conflicted in any material respect with any proprietary rights of any third party, nor will any such infringement, misappropriation or conflict occur as a result of the continued operation of the Business as currently conducted; (d) all Proprietary Rights set forth on Schedule 3.10 will be owned by or available for use by the TCRS on identical terms and conditions immediately following the Closing; and (e) the Company has made the necessary filings and recordations and has paid all required fees to record and maintain its ownership of all registered Proprietary Rights.

         3.11 CONTRACTS. Schedule 3.11 sets forth a complete and correct list of all Contracts relating to the Business to which the Company or Shareholder is a party or to which the Business is subject (i) which involve consideration with a value of $25,000 or more, (ii) which will require the Company to purchase or provide goods or services for a period of more than 90 days after the Closing Date, (iii) which evidence or provide for any indebtedness or any Encumbrance on any of the Company's assets, (iv) which guarantee the performance, liabilities or obligations of any other entity,
(v) which restrict the ability of the Company or Shareholder to conduct any business activities, (vi) which are not in the ordinary course of business,
(vii) which are subject to termination or modification by any third party as a result of the transactions contemplated by this Agreement, or (viii) which are otherwise material to the Business. The Company or Shareholder (as applicable) is not in material breach of any agreement set forth on Schedule 3.11, nor to Shareholder's knowledge is any third party in material breach of any such agreement. True and complete copies of all agreements set forth on
Schedule 3.11 have previously been delivered to Buyer.

    3.12 LITIGATION. Except as set forth on Schedule 3.12, there are no pending (or to Shareholder's knowledge threatened) claims, actions, suits or proceedings against the Company or Shareholder which, if adversely determined, individually or in the aggregate, would have a Material Adverse Effect. Neither the Company nor Shareholder is presently subject to any injunction, order or other decree of any court of competent jurisdiction.

    3.13 COMPLIANCE WITH LAWS. The Business has been conducted in compliance with all applicable laws and regulations of governmental authorities (including all laws and regulations relating to protection of the environment and employee health and safety), except for such violations that have been cured or that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The Company and Shareholder possess, and are in compliance in all material respects with, all Governmental Permits necessary to the conduct of the Business, and except as set forth on Schedule 3.13 such Governmental Permits will be in full force and effect for the benefit of the TCRS (to the extent transferable) following the Closing Date.

    3.14 LABOR MATTERS. Except as set forth on Schedule 3.14, the Company is not a party to any collective bargaining agreement or any employment, consulting or similar agreement or any agreement, plan or arrangement providing for severance payments to any employee upon termination of employment or which provide benefits upon a change in control. There is no unfair labor practice charge, wrongful termination claim, employment discrimination claim, grievance or other labor dispute pending (or to Shareholder's knowledge threatened) against or with respect to the Company nor to Shareholder's knowledge is there any basis therefor. There is no existing labor strike, work stoppage or representation question respecting any employees of the Company, nor to Shareholder's knowledge are there any organizational efforts with respect to any employees of the Company.

    3.15 CLIENT RELATIONSHIPS. Schedule 3.15 sets forth a listing of the Company's ten largest clients in terms of net commissions collected from such clients for the preceding two years and the current year to date. To Shareholder's knowledge, except as set forth on Schedule 3.15, none of the clients listed on Schedule 3.15 intends to terminate or adversely modify its business relationship with the Company as a result of the transactions contemplated hereby or otherwise.

    3.16  TAX MATTERS.

         (a) The Company is an S Corporation for federal income tax purposes. The Company has timely filed all Tax Returns required to be filed through the date hereof, and all such Tax Returns are true and complete in all material respects. The Company has timely paid all Taxes that are due, or claimed or asserted by any taxing authority to be due, from or with respect to the Company or any Subsidiary for all periods prior to the date hereof, whether or not shown on any Tax Return.

         (b) No Tax Return of the Company has been audited or examined by the Internal Revenue Service or any other taxing authority, and there is no pending dispute or claim concerning any Tax Liability of the Company nor to Shareholder's knowledge is there any
reasonable basis therefor.   There are no outstanding agreements, waivers or
arrangements extending the time within which the Company may file any Tax Return or the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, any Taxes due from or with respect to the Company for any taxable period. Shareholder has previously delivered to Buyer true and complete copies of all federal, state, local or foreign income or franchise Tax Returns filed by the Company.

         (c) Schedule 3.16 contains a list of all jurisdictions in which the Company presently files Tax Returns. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

    3.17  EMPLOYEE BENEFIT PLANS.

              (a) Schedule 3.17 contains an accurate and complete list of all Employee Plans and all stock option, bonus or other incentive plans, vacation policies, and other material employee benefit arrangements of the Company, copies of which have been delivered to Buyer. Except as set forth on Schedule 3.17, no Employee Plan is a defined benefit plan (as defined in Section 3(35) of ERISA), and the Company has no actual or potential liability with respect to any defined benefit plan. No Employee Plan has incurred any accumulated funding deficiency, whether or not waived, and none of the assets of the Company are subject to any lien arising under 302(f) of ERISA or 412(n) of the Code. With respect to each of the Employee Plans, all contributions attributable to plan years ending on or prior to the Closing Date and all employer and salary reduction employee contributions for all months ending on or prior to the Closing Date have been made.

              (b) The Company has no liability or potential liability (including, but not limited to, actual or potential withdrawal liability) with respect to (x) any multi-employer plan within the meaning of Section 4001(a)(3) of ERISA, or (y) any Employee Plan of the type described in Section 4063 and 4064 of ERISA or in Section 413(c) of the Code (and regulations promulgated thereunder). No Employee Plan provides any health, life or other welfare benefits to retired or former employees of the Company, other than as required by Section 4980B of the Code.

              (c) Except as set forth on Schedule 3.17, each Employee Plan and all related trusts, insurance contracts and funds (as applicable) have been maintained, funded and administered in compliance in all material respects with all applicable laws and regulations, including but not limited to ERISA and the Code. Each Employee Plan that is intended to be qualified under Section 401(a) of the Code, and each trust forming a part thereof, has received a favorable determination letter from the Internal Revenue Service as to the qualification under the Code of such Employee Plan and the tax exempt status of such related trust, and there has been no change in the administration of such Employee Plan since the date of such determination letter that could reasonably be expected to adversely affect the qualification of such Employee Plan or the tax exempt status of such related trust.

              (d) With respect to each Employee Plan, the Company has provided Buyer with true, complete and correct copies, to the extent applicable, of (i) all documents (including summary plan descriptions and other material employee communications) pursuant to which such Employee Plan is maintained, funded and administered, (ii) the most recent annual report (Form 5500 series) filed with the Internal Revenue Service (with attachments), (iii) the most recent financial statements, and (iv) all governmental rulings, determinations and opinions (and pending requests for governmental rulings, determinations and opinions) and correspondence with respect thereto.

    3.18 INSURANCE. Schedule 3.18 contains a complete listing of all policies of insurance carried by the Company, including the type and amount of coverage, deductible levels and expiration dates. All premiums due with respect to such policies have been paid and such policies are in full force and effect and will remain in full force and effect through the Closing Date.

    3.19 AFFILIATE INTERESTS. Except as disclosed in Schedule 3.19, the Company is not a party to any transaction with (a) Shareholder, (b) any employee, officer or director of the Company, (c) any relative of Shareholder or of any such employee, officer or director, or (d) any entity, corporation or partnership that, directly or indirectly, is controlled by or under common control with Shareholder or with any such employee, officer, director or relative, including without limitation any contract, agreement or other arrangement (i) providing for the furnishing of services by such person, (ii) providing for the rental of real or personal property from or to such person,
(iii) providing for the guaranty of any obligation of such person, (iv) requiring any payment to such person which will continue beyond the Closing Date, or (v) establishing any right or interest of such person in any of the assets or rights of the Company.

    3.20 FEES, COMMISSIONS AND EXPENSES. Except for fees payable to Brown, Gibbons & Company Securities, Inc. which will be paid in full by the Company concurrently with the Closing, the Company has no liability for any brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement.

    3.21 INVESTMENT INTENT. The Company is an "accredited investor" as defined in Regulation D of the Securities and Exchange Commission, is capable of evaluating the merits and risks of an investment in the securities issuable upon prepayment of the Note, and will be acquiring such securities solely for purposes of investment and not with a view to any distribution thereof in violation of applicable securities laws. The Company has had access to all information concerning Buyer and its Affiliates as it has requested in connection with its evaluation of an investment in such securities (including the draft prospectus regarding the proposed initial public offering by a newly-formed parent corporation of Buyer), and has had an opportunity to ask questions of appropriate officers of Buyer.

    3.22 NO OTHER REPRESENTATIONS OR WARRANTIES. Except as expressly set forth in this Section 3, Shareholder makes no representations or warranties (express or implied) in connection with the transactions contemplated by this Agreement.

    SECTION 4.  REPRESENTATIONS AND WARRANTIES OF BUYER AND TCRS

    Buyer and TCRS hereby jointly and severally represent and warrant to Shareholder and the Company as follows:

    4.1 ORGANIZATION. Buyer is a close corporation duly organized and existing in good standing under the laws of Texas with full corporate power and authority to own its properties and to carry on its business. TCRS is a corporation duly organized and existing in good standing under the laws of Delaware with full corporate power and authority to own its properties and to carry on its business. TCRS is a wholly-owned subsidiary of Buyer that presently conducts Buyer's Retail National Marketing business. Following the Closing, Buyer will contribute its 80% interest in Build-to-Suit, Inc. to TCRS.

    4.2 POWER AND AUTHORITY. Each of Buyer and TCRS has all requisite power and authority, corporate or otherwise, to enter into this Agreement and to assume and perform fully its obligations hereunder. The execution and delivery of this Agreement and the performance by Buyer and TCRS of their obligations hereunder have been duly and validly authorized by all necessary corporate action on the part of Buyer and TCRS. This Agreement is the valid and binding obligation of Buyer and TCRS enforceable in accordance with its terms, subject only to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally.

    4.3 CONSENTS AND APPROVALS. No filings with, notices to, or approvals of any governmental or regulatory body are required to be obtained or made by Buyer or TCRS for the consummation by Buyer and TCRS of the transactions contemplated hereby.

    4.4 NO VIOLATIONS. The execution, delivery and performance of this Agreement by Buyer and TCRS and the performance by Buyer and TCRS of their obligations hereunder (i) do not and will not conflict with or violate any provision of the certificate of incorporation or by-laws of Buyer or TCRS; and (ii) do not and will not (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default under, (c) result in the creation of any lien, security interest, charge or encumbrance upon its assets pursuant to, (d) give any third party the right to modify, terminate or accelerate any obligation under, (e) result in a violation of, or (f) require any authorization, consent, approval, exemption or other action by or notice to any court or administrative or governmental body or any third party pursuant to, any law, statute, rule or regulation or any agreement, instrument, order, judgment or decree to which Buyer or TCRS is subject.

    4.5 LITIGATION. There are no claims, actions, suits or proceedings pending against Buyer or TCRS or, to Buyer's best knowledge, threatened against Buyer or TCRS before or by any court or governmental agency which, if adversely determined, individually or in the aggregate, would have a material adverse effect on Buyer's or TCRS' ability to consummate the transactions contemplated hereby. Buyer and TCRS are not presently subject to any injunction, order or other decree of any court of competent jurisdiction that would have a material adverse effect on their ability to consummate the transactions contemplated hereby.

    4.6 FEES, COMMISSIONS AND EXPENSES. Buyer and TCRS have no liability for any brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement.

    SECTION 5.  COVENANTS OF THE PARTIES

    5.1 CONDUCT OF BUSINESS. From the date hereof to the Closing, except as expressly contemplated by this Agreement or otherwise consented to by Buyer in writing, Shareholder shall cause the Company to:

         (a) conduct the Business only in the usual, regular and ordinary course in substantially the same manner as heretofore conducted;

         (b) maintain the tangible personal property of the Business in its present condition, except for ordinary wear and tear and damage by unavoidable casualty;

         (c) preserve and maintain all Proprietary Rights used in the Business substantially in accordance with current business practices;

         (d) keep in full force and effect insurance comparable in amount and scope of coverage to insurance now carried with respect to the Business;

         (e) perform in all material respects all obligations under leases, agreements, contracts and instruments relating to or affecting the Business;

         (f) maintain the books of account and records of the Business in the usual, regular and ordinary manner;

         (g) comply in all material respects with all statutes, laws, ordinances, rules and regulations applicable to the conduct of the Business;

         (h) not enter any employment agreement or commitment to employees of the Business or effect any increase in the compensation or benefits payable or to become payable to any officer, director or employee of the Business other than bonus payments to employees made prior to the Closing and increases in non-officer employee compensation effected in the ordinary course of business;

         (i) not create or permit the creation of any Encumbrance on its assets other than non-consensual Permitted Liens arising by operation of law;

         (j) not enter into or modify any contract obligating it to purchase goods or services for a period of 90 days or more, or sell, lease, license or otherwise dispose of any asset of the Business (other than dispositions of obsolete assets in the ordinary course of business) or acquire any substantial assets;

         (k) not incur any indebtedness or capital lease obligation or make any capital expenditure; and

         (l) not authorize or enter into any commitment with respect to any of the matters described in (h), (i), (j) or (k) above.

    5.2  ACCESS TO INFORMATION.

         (a) BUYER'S INVESTIGATION. Between the date of this Agreement and the Closing Date, Shareholder will (i) give Buyer and its authorized representatives (including lenders, legal counsel and accountants) reasonable access to all employees, offices and other facilities of the Business and to its books and records, (ii) permit Buyer and its authorized representatives to make such inspections thereof as Buyer may reasonably require, and (iii) furnish Buyer and its representatives and advisers with such financial and operating data and other information with respect to the Business as Buyer may from time to time reasonably request; provided, however, that any such investigation shall be conducted in such a manner as not to interfere unreasonably with the operation of the Business.

         (b) CONFIDENTIALITY. If the transactions contemplated by this Agreement are not consummated (and in any event prior to the Closing Date), each party will maintain the confidentiality of all information and materials obtained from the other parties and will not use or permit others to use such information for any other purpose, except to the extent disclosure of any such information is authorized by the party providing such information or is required by law, and upon termination of this Agreement the parties and their representatives will return all materials obtained from the other parties in connection with the transactions contemplated by this Agreement and all copies thereof. The provisions of this Section 5.2(b) will not apply to the disclosure of information regarding the Business in the registration statement for the proposed initial public offering by Buyer's parent corporation to be filed with the Securities and Exchange Commission following the Closing or to any information, documents or material which are in the public domain other than by reason of a breach of this Section 5.2(b).

    5.3 EFFORTS TO CONSUMMATE TRANSACTION. The parties shall use commercially reasonable efforts to take or cause to be taken all such actions required to consummate the transactions contemplated hereby including, without limitation, such actions as may be necessary to obtain, prior to the Closing, all necessary governmental or other third-party approvals and consents required to be obtained by Shareholder or the Company in connection with the consummation of the transactions contemplated by this Agreement. In no event shall the failure of any party to obtain any governmental or third party approvals or consents (notwithstanding its commercially reasonable efforts) result in liability to such party in the event that the transaction contemplated hereby fails to close by reason thereof on or before August 22, 1997.

    5.4 NO SOLICITATION. Unless and until this Agreement shall have been terminated pursuant to Section 8.1, Shareholder and the Company shall not, directly or indirectly through any officer, director, employee, agent, affiliate or otherwise, enter into any agreement, agreement in principle or other commitment (whether or not legally binding) relating to a Competing Transaction or solicit, initiate or encourage the submission of any proposal or offer from any person or entity (including any of the Company's officers, directors, employees and agents) relating to any Competing Transaction, nor participate in any discussions or negotiations regarding, or furnish to any other person or entity any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person or entity to effect a Competing Transaction. Shareholder and the Company shall immediately cease any and all contacts, discussions and negotiations with third parties regarding any Competing Transaction. Shareholder and the Company shall notify Buyer if any proposal regarding a Competing Transaction (or any inquiry or contact with any person or entity with respect thereto) is made and shall advise Buyer of the contents thereof (and, if in written form, provide Buyer with copies thereof).

    5.5 AMENDMENT OF DISCLOSURE SCHEDULES. From time to time prior to the Closing Date, Shareholder will supplement or amend the schedules hereto with respect to any matter known to him which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the schedules hereto or which is necessary to correct any information in such schedules or in any representation or warranty of Shareholder which has been rendered inaccurate thereby. Such supplemented or updated disclosures shall not be deemed a modification of Shareholder's representations and warranties and shall not affect Buyer's rights under Sections 6 and 7 hereof.

    5.6 CERTAIN TAX MATTERS. The parties hereby agree to allocate the Purchase Price among the Transferred Assets as set forth on Exhibit H hereto and shall adhere to such allocation for Tax reporting purposes (including the filing of IRS Form 8594). The parties further agree to exercise reasonable efforts to reduce or eliminate any Tax that may be imposed as a result of the transactions contemplated hereby.

    SECTION 6.  CLOSING CONDITIONS

    6.1 OBLIGATION OF BUYER AND TCRS TO CLOSE. The obligation of Buyer and TCRS to close the transactions contemplated hereby shall be subject to the fulfillment and satisfaction, prior to or at the Closing, of the following conditions, or the written waiver thereof by Buyer and TCRS:

         (a) REPRESENTATIONS AND COVENANTS. The representations and warranties of Shareholder and the Company contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. Shareholder and the Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Shareholder or the Company on or prior to the Closing Date. Shareholder and the Company shall have delivered to Buyer and TCRS a certificate to the foregoing effect dated as of the Closing Date.

         (b) NO INJUNCTION. No injunction or restraining order shall be in effect which forbids or enjoins the consummation of the transactions contemplated by this Agreement, no proceedings for such purpose shall be pending, and no federal, state, local or foreign statute, rule or regulation shall have been enacted which prohibits, restricts or delays the consummation of the transactions contemplated hereby.

         (c) APPROVALS. All governmental and third party approvals, consents, permits or waivers necessary for consummation of the transactions contemplated by this Agreement shall have been obtained in form and substance satisfactory to Buyer (it being understood that state brokerage license filings will be made post-closing).

         (d) STOCKHOLDER AGREEMENT. The Company and Shareholder shall have executed and delivered to Buyer and TCRS a Stockholders Agreement in the form of Exhibit F hereto.

         (e) EMPLOYMENT AGREEMENT. Shareholder shall have executed and delivered to Buyer an Employment Agreement in the form of Exhibit B hereto.

         (f) LANDLORDS' CONSENTS. The Company shall have provided to Buyer executed landlord's consents and estoppel letters with respect to each parcel of real property leased by the Company in substantially the form of Exhibit C hereto.

         (g) LEGAL OPINION. Buyer shall have received the legal opinion of Kahn, Kleinman, Yanowitz & Arnson Co., L.P.A., counsel to Shareholder and the Company, in the form of Exhibit D hereto.

         (h) FINANCIAL STATEMENTS. Buyer shall have received (i) the Company's financial statements for the year ended December 31, 1996 audited by Ernst & Young and accompanied by an unqualified opinion of such firm, and
(ii) the Company's unaudited financial statements for the six months ended June 30, 1997 reviewed by Ernst & Young.

         (i) OPTION AGREEMENT. Doplin Air, Inc. shall have executed and delivered to TCRS an Option Agreement in the form of Exhibit G hereto.

         (j) CERTIFIED RESOLUTIONS. The Company shall have delivered certified copies of resolutions duly adopted by the board of directors and sole shareholder of the Company authorizing the transactions contemplated hereby.

    6.2 OBLIGATION OF SHAREHOLDER AND THE COMPANY TO CLOSE. The obligation of Shareholder and the Company to close the transactions contemplated hereby shall be subject to the fulfillment and satisfaction, prior to or at the Closing, of the following conditions, or the written waiver thereof by
Shareholder:

         (a) REPRESENTATIONS AND COVENANTS. The representations and warranties of Buyer and TCRS contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. Buyer and TCRS shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by

Buyer or TCRS on or prior to the Closing Date. Buyer and TCRS shall have delivered to Shareholder and the Company a certificate to the foregoing effect dated as of the Closing Date.

         (b) NO INJUNCTION. No injunction or restraining order shall be in effect which forbids or enjoins the consummation of the transactions contemplated by this Agreement, no proceedings for such purpose shall be pending, and no federal, state, local or foreign statute, rule or regulation shall have been enacted which prohibits, restricts or delays such consummation.

         (c) RELATED AGREEMENTS. Buyer and/or TCRS (as applicable) shall have executed and delivered the Stockholder Agreement, the Employment Agreement, the Note and Assignment and Assumption Agreements in the form of
Exhibit I hereto with respect to certain Contracts included in the Assumed Liabilities.

         (d) LEGAL OPINION. The Company shall have received the legal opinion of Brownstein Hyatt Farber & Strickland, P.C., counsel to Buyer and TCRS, in the form of Exhibit J hereto.

         (e) CERTIFIED RESOLUTIONS. Buyer and TCRS shall have delivered certified copies of resolutions duly adopted by the board of directors of Buyer and TCRS authorizing the transactions contemplated hereby.

    6.3 EFFECT OF CLOSING. A party's election to proceed with the Closing shall be deemed to constitute a waiver of satisfaction of the conditions to such party's obligations hereunder but shall not affect such party's rights and remedies under Section 7 hereof.

    SECTION 7.  INDEMNIFICATION

    7.1  INDEMNIFICATION.

         (a) BY SHAREHOLDER AND THE COMPANY. Shareholder and the Company shall jointly and severally indemnify and hold harmless Buyer and TCRS (collectively, the "Buyer Indemnified Parties"), at all times from and after the Closing Date, against and in respect of Losses arising from or relating to: (i) any breach of any of the representations or warranties made by Shareholder and the Company in this Agreement (without regard to any qualification as to materiality or the absence of a Material Adverse Effect contained in any such representation or warranty), (ii) any breach of the covenants and agreements made by Shareholder or the Company in this Agreement or any Exhibit hereto delivered by Shareholder or the Company in connection with the Closing, and (iii) all liabilities of the Company or Shareholder other than the Assumed Liabilities, including all liabilities of any nature arising from the conduct of the Business prior to the Closing.

         (b) BY BUYER AND TCRS. Buyer and TCRS shall jointly and severally indemnify and hold harmless Shareholder and the Company (collectively, the "Seller Indemnified Parties") at all times from and after the Closing Date against and in respect of Losses arising from or relating to: (i) any breach of any of the representations or warranties made by Buyer and TCRS in this Agreement (without regard to any materiality qualification contained in any such representation or warranty),
(ii) any breach of the covenants and agreements made by Buyer or TCRS in this Agreement or any Exhibit hereto delivered by Buyer or TCRS in connection with the Closing, and (iii) the Assumed Liabilities.

    7.2 LIMITATIONS OF INDEMNITY. Notwithstanding the foregoing, (i) no claim for indemnification shall be asserted by any Buyer Indemnified Party with respect to any single Loss in an amount less than $10,000 (it being understood that the aggregate amount of all Losses arising from the same operative facts and circumstances shall be deemed a single Loss); (ii) no amounts shall be payable by the Seller Indemnified Parties under this Section 7 (other than in the case of actual fraud) unless and until the aggregate amount otherwise payable by the Seller Indemnified Parties in the absence of this clause exceeds $300,000, in which event such amounts in excess of such amount (but only such amounts in excess) shall be due; (iii) the Seller Indemnified Parties shall not be liable for indemnification hereunder (other than in the case of actual fraud) in an aggregate amount in excess of $4,000,000 (less unreimbursed amounts paid by the Seller Indemnified Parties (including reasonable legal fees and expenses) after the date hereof in connection with Third Party claims based on the matters set forth on Schedule 3.13); and (iv) no claim for indemnification under this Section 7 shall first be asserted against the Seller Indemnified Parties after December 31, 1998; provided, however, that (x) a claim for indemnification related to a breach of the first sentence of Section 3.9 may be asserted at any time, and (y) a claim for indemnification related to a breach of Section 3.13, Section 3.14 or Section 3.16 or the matters described on Schedule 3.13, Schedule 3.14 or
Schedule 3.16 may be asserted at any time prior to the expiration of the statute of limitations applicable thereto. Claims by a Seller Indemnified Party against the Buyer Indemnified Parties for indemnification with respect to the Assumed Liabilities may be asserted at any time prior to the expiration of the statute of limitations applicable thereto.

    7.3  PROCEDURE FOR INDEMNIFICATION CLAIMS.

         (a) Any Indemnified Party asserting a right of indemnification provided for under this Agreement in respect of a Third Party Claim shall notify the Indemnifying Party in writing of the Third Party Claim within ten business days after receipt by such Indemnified Party of written notice of the Third Party Claim. As part of such notice, the Indemnified Party shall furnish the Indemnifying Party with copies of any pleadings, correspondence or other documents relating thereto that are in the Indemnified Party's possession. The Indemnified Party's failure to notify the Indemnifying Party of any such matter within the time frame specified above shall not release the Indemnifying Party, in whole or in part, from its obligations under this
Section 7 except to the extent that the Indemnifying Party's ability to defend against such claim is actually prejudiced thereby. The Indemnifying Party agrees (and, at such time as the Indemnifying Party acknowledges its liability under this Section 7 with respect to such Third Party Claim, the Indemnifying Party shall have the sole and exclusive right) to defend against, settle or compromise such Third Party Claim at the expense of such Indemnifying Party. The Indemnified Party shall have the right (but not the obligation) to participate in the defense of such claim through counsel selected by it, which counsel shall be at the Indemnified Party's expense to the extent that the Indemnifying Party has assumed the defense of such claim unless counsel for the Indemnifying Party could not adequately represent the interests of the Indemnified Party due to an actual or potential conflict of interest, in which case such counsel shall be at the Indemnifying Party's expense. The Indemnified Party shall cooperate with the Indemnifying Party and provide such assistance at the Indemnifying Party's expense as the Indemnifying Party may reasonably request in connection with the defense of such claim, including but not limited to providing the Indemnifying Party access to and use of all relevant corporate records and making available its officers and employees for depositions, other pre-trial discovery and as witnesses at trial, if required. If the Indemnifying Party refuses to acknowledge its liability under this Section 7 with respect to such Third Party Claim, then the Indemnified Party shall have the right to control the defense of such Third Party Claim and shall have the right, without the Indemnifying Party's consent, to settle or compromise such Third Party Claim.

         (b) Any Third Party Claim made jointly against a corporate Indemnified Party and any employee, director, officer or agent of such corporate Indemnified Party which is otherwise properly presented by an Indemnified Party within the purview of this Section 7 shall be deemed to be included in the Indemnifying Party's defense and indemnification responsibilities under this Section 7.

         (c) In the event of any claim for indemnification hereunder that is not a Third Party Claim, the Indemnified Party shall give reasonable notice thereof to the Indemnifying Party and shall afford the Indemnifying Party access to all relevant corporate records and other information in its possession relating thereto.

         (d) If any party becomes obligated to indemnify another party with respect to any claim for indemnification hereunder and the amount of liability with respect thereto shall have been finally determined, the Indemnifying Party shall pay such amount to the Indemnified Party in immediately available funds within ten days following written demand by the Indemnified Party.

    7.4 EXCLUSIVE REMEDY. The provisions for indemnification set forth in this Section 7 are the exclusive remedies of the parties hereto arising out of or in connection with this Agreement, and shall be in lieu of any rights under contract, tort, equity or otherwise (other than claims based on actual fraud).

    SECTION 8.  MISCELLANEOUS

    8.1 TERMINATION. Anything herein to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date by mutual written consent of Buyer and Shareholder. This Agreement shall terminate automatically if for any reason the Closing shall not have occurred on or before August 22, 1997. Time is of the essence with respect to the Closing under the Agreement. Upon such termination, the parties shall have no further liability hereunder (other than in the case of actual fraud or refusal by a party to close notwithstanding the satisfaction of such party's conditions to Closing), except that the provisions of Sections 5.2(b), 8.2 and 8.3 shall survive the termination of this Agreement.


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

    8.2 FEES AND EXPENSES. The Company will pay all fees and expenses (including investment banking, legal and accounting fees) incurred by Shareholder or the Company with respect to the transactions contemplated hereby, and Buyer and TCRS will pay all of their costs and expenses. In the event of litigation to enforce any provision of this Agreement, the prevailing party shall be entitled to recover its attorneys' fees and other costs from the non-prevailing party.

    8.3 PUBLICITY. No press release or other public announcement concerning this Agreement or the transactions contemplated hereby shall be made without advance approval thereof by Shareholder and Buyer, except as required by law.

    8.4 ENTIRE AGREEMENT. This Agreement and the exhibits delivered in connection herewith constitute the entire agreement of the parties with respect to the subject matter hereof. The representations, warranties, covenants and agreements set forth in this Agreement and in any schedules or exhibits delivered pursuant hereto constitute all the representations, warranties, covenants and agreements of the parties hereto and upon which the parties have relied, and except as specifically provided herein, no change, modification, amendment, addition or termination of this Agreement or any part thereof shall be valid unless in writing and signed by or on behalf of the party to be charged therewith.

    8.5 NOTICES. Any and all notices or other communications or deliveries required or permitted to be given or made pursuant to any of the provisions of this Agreement shall be deemed to have been duly given or made for all purposes if (i) hand delivered, (ii) sent by a nationally recognized overnight courier or (iii) sent by telephone facsimile transmission (with prompt oral confirmation of receipt) as follows:

         If to Buyer, at:

              Trammell Crow Company
              7535 East Hampden Avenue, Suite 650
              Denver, CO 80231-4845
              Attention:  William Rothacker
                          Stephen M. Moyski
                          Lucy L. Dinneen
              Telecopy No.: (303) 695-4334

              With copies to:

              Trammell Crow Company
              2001 Ross Avenue
              Dallas, TX 75201
              Attention:  George L. Lippe
              Telecopy No.:  (214)



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

              Brownstein Hyatt Farber & Strickland, P.C.
              410 17th Street, 22nd Floor
              Denver, CO  80202-4437
              Attention:  John R. Garrett, Esq.
              Telecopy No.:  (303) 623-1956

              Vinson & Elkins, LLP
              2001 Ross Avenue
              3700 Trammell Crow Center
              Dallas, TX 75201
              Attention:  Derek R. McClain
              Telecopy No.: (214) 999-7879

         If to Shareholder or the Company:

              c/o Doppelt & Company
              30195 Chagrin Boulevard
              Suite 320
              Pepper Pike, OH 44124
              Telecopy No.:  (216) 464-1891

              With a copy to:

              Kahn, Kleinman, Yanowitz & Arnson
              Tower at Erieview, Suite 2600
              1301 East 9th Street
              Cleveland, OH 44114-1824
              Attention:  Richard S. Rivitz, Esq.
              Telecopy No.:  (216) 696-6744

or at such other address as any party may specify by notice given to the other party in accordance with this Section 8.5. The date of giving of any such notice shall be the date of hand delivery, the date sent by telephone facsimile, and the day after delivery to the overnight courier service.

    8.6 WAIVERS AND AMENDMENTS. This Agreement may be amended, superseded, canceled, renewed or extended and the terms hereof may be waived only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance.

    8.7 COUNTERPARTS. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

    8.8 GOVERNING LAW; SEVERABILITY. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Colorado, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Colorado, or


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

any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Colorado. Should any clause, section or part of this Agreement be held or declared to be void or illegal for any reason, all other clauses, sections or parts of this Agreement shall nevertheless continue in full force and effect.

    8.9 ASSIGNMENT. This Agreement shall be binding upon, and inure to the benefit of, the parties and their respective successors and permitted assigns. Neither this Agreement nor any rights or obligations hereunder shall be assignable by either party without the prior written consent of the other party. Notwithstanding the foregoing, Buyer shall have the right to assign its rights (but not its obligations) hereunder to one or more of its Affiliates and to pledge its interest in this Agreement as security for any financing in connection with the transactions contemplated hereby.

                                      * * * * *



















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


    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed on the date and year first above written.

                                       TRAMMELL CROW COMPANY



                                       By:    /s/ William Rothaker
                                              -------------------------------
                                       Title: Executive Vice President


                                       TRAMMELL CROW RETAIL SERVICES, INC.



                                       By:    /s/ William Rothaker
                                              -------------------------------
                                       Title: President



                                       /s/ JEFFREY J. DOPPELT
                                       --------------------------------------
                                       JEFFREY J. DOPPELT




                                       DOPPELT & COMPANY



                                       By:    /s/ Jeffrey J. Doppelt
                                              -------------------------------
                                       Title: Jeffrey J. Doppelt, President







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